Federal Home Loan Bank of Des Moines
announcement

September 28, 2016

FHLB Des Moines Board of Director Elections

2016 Director Election underway; State of Washington's Mr. J. Benson Porter declared re-elected to FHLB Des Moines Board
Voting is now open in the Federal Home Loan Bank of Des Moines 2016 Director Election. Two independent director seats will be filled in 2016 through a district-wide election. One of the two independent directorships to be filled is designated as a public interest director. Please visit the voting site to learn more and to cast your vote.
The state of Washington also had one member directorship to fill in the 2016 election process. Mr. J. Benson Porter was the only eligible candidate from Washington who chose to stand for election and was, therefore, declared re-elected to his second term on the Bank’s board in accordance with Federal Housing Finance Agency regulations. Mr. Porter will begin serving his second term on January 1, 2017.
Mr. Porter is president and chief executive officer of Boeing Employees’ Credit Union in Tukwila, Washington. Prior to joining BECU in April 2012, Mr. Porter served as president and chief executive officer of First Tech Credit Union in Palo Alto, California, from February 2007 to March 2012. He served in several positions at Washington Mutual Bank, most recently as executive vice president and chief administrative officer, from May 1996 to February 2007. Mr. Porter has also held positions as regulatory counsel at Key Bank and as staff director for the Washington State Senate Banking Committee. He is a former director of FHLB San Francisco and is currently a member of the Board of Overseers of Whitman College and the Board of CO-OP Financial Services. Mr. Porter has served on the Federal Home Loan Bank board since 2013.
FHLB Des Moines board of directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.
If you have any questions about the election process, please contact Dara Queck, VP/Director of MFS, at 515.281.1052.